EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

Arista Power, Inc.
1999 Mt. Read Blvd
Rochester, New York 14615

We consent to the incorporation by reference in the Registration Statement of Arista Power, Inc. on Form S-8 filed on December 9, 2010 (File Number 333-171065) and December 22, 2009 (File Number 333-163939) of our report, dated March 15, 2012, with respect to our audits of the balance sheets of Arista Power, Inc. as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010, which report is included in this Annual Report on Form 10-K of Arista Power, Inc. for the year ended December 31, 2011.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
March 15, 2012